Exhibit 5.1

June 19, 2006

Caterpillar Inc.

100 NE Adams Street

Peoria, Illinois 61629

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

I am counsel to Caterpillar Inc., a Delaware corporation (the “Company”) and am rendering this opinion in connection with the offer and sale from time to time of up to 5,341,902 shares of Common Stock, par value $1.00 per share, of the Company (the “Shares”) by the selling stockholders named in the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Commission on the date hereof.

As counsel to the Company, I have examined such records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purpose of this opinion. In rendering such opinion, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies. I have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been validly issued, and are fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the laws of the State of Delaware.

I consent to the filing of this opinion in connection with the Registration Statement.

Very truly yours,

/s/	BRYON KOEPKE
BRYON KOEPKE